Exhibit 10.5

Crude Oil Sales Contract of
Daan, Moliqing and Miao 3 Oil Fields of
Jilin Province
Beijing China
Dec 28th 2000

CRUDE OIL SALES CONTRACT OF
DAAN, MOLIQING AND MIAO 3 OIL FIELDS OF JILIN PROVINCE
This contract is made in Beijing on 28th of Dec 2000 between Microbes, Inc. (hereinafter referred to as “MI”) and China National Petroleum Sales Corporation (hereinafter referred to as “CNPSC”) (hereinafter referred to as “One Party” or “Both Parties”.
Whereas, “Petroleum Contract for Daan Oil Field, Jilin, the People’s Republic of China”, “Petroleum Contract for Moliqing Oil Field, Jilin, the People’s Republic of China” and “Petroleum Contract for Miao 3 Oil Field, Jilin, the People’s Republic of China” (hereinafter referred to as “Petroleum Contracts”) were signed between and by Global Oil Corporation (hereinafter referred to as “GOC”) and China National Petroleum Corporation (hereinafter referred to as “CNPC”);
Whereas, “Modification Agreement of Petroleum Contract for Daan Oil Field, Jilin, the People’s Republic of China”, “Modification Agreement of Petroleum Contract for Moliqing Oil Field, Jilin, the People’s Republic of China” and “Modification Agreement of Petroleum Contract for Miao 3 Oil Field, Jilin, the People’s Republic of China” (hereinafter referred to as “Modification Agreements”) were signed among and by MI, GOC and CNPC on Oct 25th, 2000, MI is totally on behalf of the other company of Contractor-GOC:
Now, therefore it is mutually agreed as hereinafter set forth:
1. OBJECT OF THE CONTRACT
The object of this contract is that CNPSC shall buy, and MI and GOC shall sell crude oil produced and transported to designated delivery points and MI and GOC will be allocated its share according to Petroleum Contracts and Modification Agreements.
2. EFFECTIVENESS AND TERMINATION OF THE CONTRACT
This contract shall remain in effect as per the terms and conditions outlined in Petroleum Contracts.
3. DELIVERY POINTS
MI will transport crude oil produced from Daan, Miao 3 and Moliqing Oil Field respectively to Mutou Pumping Station, Mutou Pumping Station and 250 Transfer Station (so-called delivery points mentioned in Petroleum Contracts) at which crude oil enters the Pipeline System of CNPSC.
All the related cost associated with transporting and processing the crude oil before being metered and entering Pipeline System of CNPSC should be paid according to Petroleum Contracts.
After the oil is transferred across the Delivery Points, MI won’t be responsible for any loss, damage incurred by oil or the loss of oil itself, or any claim, damage, expenditure, cost, liability or any kind of lawsuit incurred or caused by oil (including but not limited to lawsuit fees incurred by it), MI shall be indemnified from any liability or any loss incurred by it.
4. QUALITY STANDARDS AND QUALITY ANALYSIS OF CRUDE OIL
Quality analysis of crude oil should be undertaken at the point of entry into Pipeline System of Jilin Oil Field. The analysis will be performed by the State Bureau of Import and Export

Commodities Inspection (hereinafter referred to as “State Bureau”) or any representative agency authorized by the State Bureau pursuant to standards issued by the State Bureau of standardization of the People’s Republic of China or by the Department or Unit authorized.
After quality analysis of crude oil, if no dispute about the above measured parameters exists, the representatives of Both Parties should sign in the recording format as shown in the Annex I. If there is any dispute about the above measured parameters, an independent inspector should be designated to resolve the dispute. The relevant expenditure occurred in resolving dispute should be shall be charged to Joint Accounts according to stipulations of Petroleum Contracts.
5. MEASUREMENT OF CRUDE OIL
Measurement of crude oil should be made at the point of entry into Pipeline System of Jilin Oil Field, Metering devices should be installed at that point and affirmed by MI and CNPSC. Any metering device must meet relevant standards through certification and test by the metering agencies of Chinese Government or its authorized agencies. The meter is to be calibrated on a monthly basis and authorized agents from MI and CNPSC must witness the calibration.
After completion of measurement of crude oil, if no dispute exists, the representatives of Both Parties should sign in the record format outlined in Annex I. If there is any dispute, the independent inspector should be designated to resolve the dispute. The relevant expenditure occurred in resolving the dispute should be charged to Joint Accounts according to stipulations of Petroleum Contracts.
6. PRICING OF CRUDE OIL
6.1 The price of crude oil should be determined once each month. The price for every calendar month should be determined as follows;
Average the previous one-month prices of Daqing crude oil at Dalian Harbor, Liaoning Province, which is published in “Platts Oilgram”, use the average price minus total fee of oil transportation and sales. The price should be based on the following formula to obtain the Amount to be invoiced to CNPSC. For the crude oil sold to CNPSC by MI, MI will pay CNPSC the Total fee of oil transportation and sales–52 Yuan RMB/Ton, this fee refers to all freights after crude oil enters Pipeline System of CNPSC, any so called loss, any other fees imposed by any organization or government authorities (except royalties) or tax (except 5% of Value Added Tax).
MV = Metered Volume after VAT and royalties are deducted and which belongs to MI and GOC defined by Petroleum Contracts and Modification Agreements.
TF = Total fee of oil transportation and sales, 52 Yuan/ton
AP = Average Price
Amount to be invoiced to CNPSC shall be calculated as follows:
     MV × (AP-TF)
The exchange rate for RMB to be converted to US Dollars shall be based on Annex II in Petroleum Contracts.
6.2 The Calendar Month crude oil price should be determined no later than 10 days after first day of the Calendar Month.

6.3 If the Calendar Month crude oil price can’t be agreed upon by Both Parties because the price information of Daqing crude oil at Dalian Harbor isn’t published in “Platts Oilgram” or MI and CNPSC both confirm that the prevailing price in international market is not applicable to the current price in the location, then MI and CNPSC may propose to adopt a new price according to the international oil price in Singapore for the crude oil with the closest API gravity. In that case, payment should be made on the last posted price and Both Parties should enter into negotiations to determine new representative price.
7. PROCEDURE OF DELIVERING
7.1 CNPSC is responsible for further delivering the same amount and quality of Crude Oil which was measured at the point of entry into Pipeline System of CNPSC.
7.2 Annual crude oil delivery plan with a list for each month delivery for next Calendar Year should be provided by MI no later than October lst in the previous Calendar Year.
7.3 MI agrees to inform CNPSC of crude oil delivery quantity of next month no later than 15th day of the Calendar Month. In case the difference of the monthly delivery is greater than quantity in the list mentioned in 7.2 and this causes the difficulty for CNPSC to follow, then both Parties can consult with each other to find an adjusted plan according to plan in Term 7.2.
8. CRUDE OIL ALLOCATED TO MI
No later than 10 days after the first day of each Calendar Month a crude oil allocation report for the previous month prepared according to the directions of the Joint Management Committee confirmed and signed by representatives of MI and CNPSC shall be provided to CNPSC. If MI and CNPSC are in agreement, CNPSC shall pay MI at MI’s option in kind of crude oil or in US Dollars pursuant to this quantity of crude oil. If any dispute exists, CNPSC should inform MI within 5 days after acceptance of the allocation report.
9. PAYMENT-IN-KIND AND CRUDE OIL EXPORT
If MI decides to export their proportionate share of the crude oil, then MI should inform CNPSC of this intent in their quarterly delivery plan. CNPSC should inform MI the quantity of crude oil to be exported within 30 days after receiving the crude oil exporting plan. CNPSC shall give MI necessary assistance.
10. PAYMENT-IN-CASH
10.1 MI should provide the invoices within 20 days after JMC provides crude oil allocation report to CNPSC. Within 30 days after it receives the invoices, CNPSC should pay MI as directed in the above invoices in US dollars by wire transfer. MI might select to be paid with US Dollar or Renminbi, when MI selects to by paid with Renminbi, the average price of selling and buying price of Renminbi against US Dollar published by People’s Bank of China on the invoiced day will apply.
10.2 Any invoiced amount or portion thereof outstanding after the due date shall bear interest at a rate per annum equal to the prime rate quoted by Citibank N. A. New York, at close of business on such due date plus two (2) percentage points; such interest shall be made on a daily basis until the outstanding amount plus accrued interest due is received.
10.3 In the event of a dispute between MI and CNPSC about the invoice amount, CNPSC shall make timely payment of the undisputed portion of the invoice. The resolution of the disputed portion of the invoice shall follow guidelines contained in Article 12. Upon settlement of the dispute of the unpaid or overpaid portion of the invoice, if any, shall be settled promptly with interest due by the responsible party.
10.4 Late payment shall be defined as payment after the due date as governed by Article 10.1. If payment falls due on a Saturday or a bank holiday other than a Monday in the location where the payment is to be made, payment shall be made on the preceding business day. If payment falls due on a Sunday or a Monday bank holiday, then payment shall be made on the following business day.
11. FORCE MAJEURE
11.1 No party to this Contract shall be considered in default of the performance of any of its obligations hereunder, if any failure to perform or any delay in performing its obligations is in conformity with all the events described in Petroleum Contracts as follows:
The performance of any obligations hereunder is prevented, hindered, or delayed because of any event or combination of events which could not be foreseen and/or which is beyond the control of such Party or its Affiliates:
Any such event or combination of events is the direct cause of preventing, hindering, or delaying of such Party’s performance of its obligations hereunder; and
When any such event or combination of events has occurred, such Party has taken all reasonable actions to overcome any cause that prevents, hinders, or delays performance of its obligations and shall in so far as is practicable continue to perform its obligations hereunder
11.2 Notice of any events of force majeure and the conclusion thereof shall forthwith be given to the other Party by the Party claiming of force majeure.
11.3 In the events of force majeure, Both Parties shall immediately consult in order to find an equitable solution thereto and shall use all reasonable endeavors to minimize the consequences of such force majeure,
11.4 If Petroleum Operations in the Contract Area are partially or entirely suspended as a result of the force majeure referred to in Article 11 herein, this Contract may be extended by a period not exceeding the corresponding period of such suspension.
11.5 Should the force majeure condition exist for a period of six (6) consecutive months, then in such event Both Parties should consult to obtain handling method.
12. CONSULTATION AND ARBITRATION
12.1 Both Parties shall make their best efforts to settle amicably through consultation any dispute arising about the performance or interpretation of any provision hereof.
12.2 Any dispute mentioned in Article 12.1 herein that has not been settled through such consultation within ninety (90) days after the dispute arises may be referred to arbitration at the request of either Party per Petroleum Contracts. The arbitration shall be conducted in accordance with Petroleum Contracts.
12.3 The right to arbitrate disputes under the Contract shall survive the termination of the Contract.
13. BREACH OF THE CONTRACT
If either Party to the Contract commits a material breach of the Contract, the other Party to the Contract shall have the right to demand that such breach be remedied within a reasonably specified period of time. However, such remedies shall include the direct loss but not indirect loss.
14. NOTICE
14.1 All notices and other communication methods should be complete, and they should be delivered to the listed address of other party by letter, telex, telegraph or facsimile. All notices and pronouncement should be delivered in written, oral notice and pronouncement should be confirmed in written form. Crude oil squaring sheet should be posted, and for the posted notice the receipt time of normal business should be regarded as the receipt time. For the notices delivered in the form of telegraph, telex or facsimile, the next working day of delivery day shall be regarded as the date that the other party is notified. Any party to this contract might notify other party the change of its address in written form.

Address of	Address of
China National Petroleum Sales Corporation	Microbes, Inc. (Beijing Office):
Zhouji Plaza, No. 16 Ande Road, Dongcheng District,	PO Box 910, Beijing China
Beijing, China
Post Code: 100011	Post Code: 100083
Attention: Guo Liansheng	Attention: Joseph Zhou
Telephone: (86)-10-84886467	Telephone: (86)-10-62098326
Facsimile: (86)-10-84886464	Facsimile: (86)-10-62098555
14.2 Either Party to the Contract may change its address or representative by a written notice to the other Party to the Contract.
15. THE APPLICABLE LAW
15.1 The validity, interpretation and implementation of the Contract shall be governed by the laws of the People’s Republic of China. Failing the relevant provisions of the laws of the People’s Republic of China for the interpretation or implementation of the Contract, the principles of the applicable laws widely used in petroleum resource countries acceptable to the Parties shall be applicable.
16. LANGUAGE OF THE CONTRACT AND WORKING LANGUAGE
This Contract is written in both Chinese and English languages and both versions have the same effect.
This Contract shall become effective as of the date first above written.

China National Petroleum Sales Corporation		MICROBES, INC.

By: Name:	/s/ Chen Yaohua Chen Yaohua	By: Name:	/s/ Joseph Zhou Joseph Zhou
Title:	Vice Manager China National Petroleum Sales Corporation	Title:	Vice President-China Operations Microbes, Inc.

ANNEX 1
FORMAT FOR THE DELIVERY AND ACCEPTANCE ACT
The representative of Microbes, Inc. (MI), and the representative of CNPSC, have executed this Act in confirmation of the fact that the former has delivered and the latter has accepted at the point of entry into Pipeline System of CNPSC, the crude oil in the quantity indicated below and with the specifications indicated below measured in accordance with appropriate procedures and technical methodology of the State Bureau of Standardization of the People’s Republic of China.

Date of measuring:	Date of quality analysis:

Brief of measuring method:

Brief of quality analysis method:

Volume, Cubic Meters (m3):	Average Temperature (C):

Average Density, Gram Per Cubic cm (g/cm3):	Water Content, Percentage (%)

Delivery Party (MI Representative)

Acceptance Party (CNPSC Representative)